Exhibit (a)(4)

[THE FOLLOWING WILL BE DELIVERED VIA EMAIL]

Team,

As you heard today at the All Team Meeting, the webMethods Board of Directors has approved a program to offer webMethods’ employees the opportunity to tender certain option grants in exchange for a new grant of an equal number of options that will be issued at a future date.

Many of you have options that have exercise prices significantly higher than the current market price of our stock. By making this offer we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value.

The information contained in this e-mail is provided to help you understand and make educated decisions relevant to the Offer to Exchange. In it, you will learn about:

*	What Options May Be Tendered (Offered For Exchange)
*	When The Tender Offer Expires
*	What You Need To Do To Tender Your Options
*	When The New Options Will Be Reissued
*	How Vesting Works
*	Where To Get Answers To Your Questions

Attached to this message you will find:

*           A LETTER FROM PHILLIP — summarizing the program.

*           THE OFFER TO EXCHANGE OUTSTANDING OPTIONS (“THE OFFER”) — setting forth the terms of the offer.

*           THE EXCHANGE SCHEDULE OF EVENTS — providing you with key dates of events such as information sessions and deadlines for the program.

*           AN OPTION STATEMENT EXAMPLE — designed to help you understand the contents of your personalized option statement which you will receive on Friday, April 13, 2001.

*           LETTER OF TRANSMITTAL — that you must complete and return to the company if you wish to tender your options.

Please take the time to carefully read all of the information provided in these attachments. Any questions that you have after reading these materials should be directed to optionexchange@webmethods.com. Look for answers to frequently asked questions to appear on Livelink in the Option Exchange tab under the Human Resources folder.

Jeff Kramer
Vice President, Human Resources